Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of

Common Stock

of

ICAGEN, INC.

at

$6.00 Per Share of Common Stock

Pursuant to the Offer to Purchase

Dated August 3, 2011

by

ECLIPSE ACQUISITION CORP.

a wholly owned subsidiary of

Pfizer Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 31, 2011, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:	August 3, 2011

Eclipse Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Pfizer Inc., a Delaware corporation (“Pfizer”), and Pfizer have appointed Morrow & Co., LLC to act as Information Agent in connection with the offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Icagen, Inc., a Delaware corporation (“Icagen”), at a price of $6.00 per Share (the “Offer Price”), to the seller in cash, without interest, for each outstanding Share less any applicable withholding and transfer taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 3, 2011 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitutes the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup U.S. federal income tax withholding;

3.	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4.	A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer; and

5.	A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Depositary, for your use only.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered (including by guaranteed delivery) and not withdrawn prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) that number of Shares which, when added to any Shares beneficially owned by Pfizer, or any subsidiary of Pfizer, represents at least a majority of the then issued and outstanding Shares on a fully diluted basis (which, for purposes of such calculation, includes restricted stock units and Shares issuable pursuant to outstanding options and warrants outstanding on that date, whether or not vested and whether or not their exercise price is less than the Offer Price). The Offer is also conditioned upon the satisfaction of other conditions set forth in Section 14 “Conditions of the Offer” of this Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, New York City time, at the end of August 31, 2011, unless extended.

At a meeting held on July 19, 2011, the board of directors of Icagen unanimously (i) approved and authorized the Merger Agreement and the consummation of the transactions contemplated in the Merger Agreement (including the Top-Up Option and the consideration payable for the Top-Up Shares (each as defined in the Offer to Purchase)); (ii) resolved that the transactions contemplated under the Merger Agreement are advisable and in the best interests of the stockholders of Icagen; and (iii) subject to the other terms and conditions of the Merger Agreement, including Section 5.2 of the Merger Agreement, recommended that the stockholders of Icagen accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, if required by applicable law, vote for the adoption of the Merger Agreement.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 20, 2011 (the “Merger Agreement”), among Pfizer, the Purchaser and Icagen, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Icagen, with the surviving entity, Icagen, becoming a wholly owned subsidiary of Pfizer (the “Merger”). In the Merger, each outstanding Share (other than Shares owned by Pfizer, the Purchaser or Icagen as treasury stock, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest thereon, less any applicable withholding taxes and transfer taxes. The Merger Agreement is more fully described in “The Tender Offer — Section 12 — Purpose of the Offer; the Merger Agreement; Plans for Icagen” of the Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (1) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or (2) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2 “Procedures for Tendering Shares” of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates, Book-Entry Confirmations, Letters of Transmittal, Agent’s Messages or any other required documents with respect to the Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in payment for such Shares.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or Morrow & Co., LLC, which is acting as the Information Agent for the Offer on the purchase of Shares by the Purchaser in the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Tendering stockholders will be requested to pay all transfer and similar taxes.

Questions may be directed to us as Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent, at the address appearing on the back cover of the Offer to Purchase.

Very truly yours,

Morrow & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PFIZER, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.